UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: December 15, 2021

(Date of earliest event reported)

PACIFIC VENTURES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54584	75-2100622
(State of Incorporation)	Commission File Number	(IRS EIN)

117 W 9th St. Suite 316

Los Angeles, CA 90015

(Address of principal executive offices)

(310) 392-5606

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on which Registered
None

Item 1.01 Entry into a Material Definitive Agreement

On December 15, 2021, Pacific Ventures Group, Inc. (the “Corporation”) entered into a Securities Purchase Agreement (the “Agreement”) with an accredited investor (the “Investor”). Pursuant to the terms of the Agreement, the Investor purchased a $330,000 face amount promissory note (“Note”) and warrant to purchase 2, 200,000 shares of Corporation common stock (“Warrant”) from the Company for a purchase price of $300,000. The Note bears a 12 month term and any remaining unpaid balance at the end of the term is subject to interest at the rate of 18% per year. The Note is convertible at a price of $.04 per share except that if the Corporation’s common stock is listed on Nasdaq(“Uplist”) within 180 days of the date of the Note, then the conversion price is equal to 75% of the per share offering price of a share of common stock in any secondary offering in conjunction with the Uplist (or 70% if a unit offering). The Agreement and Note carry customary market events of default and covenants. The Warrant has a five year term and an exercise price of $0.15 per share except if there is an Uplist, then the exercise price shall be 125% of the per share or per unit offer price in any offering in conjunction with the Uplist. The Warrant carries exercise price protection on the Warrant exercise price for any offerings at a price less than the Warrant exercise price then in effect and standard pro rata antidilution for stock splits and the like.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement attached as an exhibit hereto.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement
10.2	Note
10.3	Warrant
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Ventures Group, Inc.

Dated: December 22, 2021	By:	/s/ Shannon Masjedi
Shannon Masjedi, CEO